Exhibit 10.7

STOCK APPRECIATION RIGHTS AGREEMENT

DATE:

PARTIES:              CASCADE CORPORATION, an Oregon corporation (“Cascade”), whose address is 2201 N.E. 201st Avenue, Fairview, Oregon 97024

and

NAME (“Participant”), whose address is                                     .

RECITALS

A.                                    Cascade has adopted the Cascade Corporation Stock Appreciation Rights Plan (the “Plan”).  The Plan provides for the grant of stock appreciation rights (“SARs”) with respect to shares of Cascade common stock (“Common Stock”).

B.                                    On May 26, 2004 the Compensation Committee of Cascade’s Board of Directors (the “Board”) granted Participant certain SARs, subject to the terms and conditions of the Plan and this Stock Appreciation Rights Agreement (“Agreement”).

C.                                    This Agreement evidences the grant of such SARs to Participant.

AGREEMENT

The parties agree as follows:

SECTION 1.                                                    DEFINED TERMS

When used in this Agreement, the following terms have the meaning specified below:

“Base Price” means the base price of each SAR as established by the Compensation Committee of the Board (“Committee”), which may not be less than the Fair Market Value of a common share of Common Stock on the date the grant of the SAR is made.  The Base Price of each SAR evidenced by this Agreement is $       .

“Fair Market Value” means with respect to a share of Common Stock, the closing price of such Common Stock as quoted on the New York Stock Exchange or, if shares are not listed on that exchange, the primary trading venue for Cascade shares, as reported in the Wall Street Journal on the date of grant or exercise, as the case may be, or if the shares did not trade that date, on the last prior date on which the shares were traded.

“Grant Date” means the date the grant of the SAR is made, which is reflected as the date of this Agreement.

SECTION 2.                                                    GRANT OF SARs

Subject to the terms and conditions of this Agreement and the Plan, Cascade grants to Participant                SARs.  Each SAR entitles Participant, upon exercise of the SAR, to receive an amount (payable solely in the form of Common Stock valued at Fair Market Value) equal to the difference between the Fair Market Value of a single share of Common Stock on the date of exercise and the Base Price of the SAR.

SECTION 3.                                                    EXERCISE OF SARs

3.1                               Date Exercisable.  The SARs granted pursuant to Section 2 above shall become exercisable at the rate of 25% after one year, 50% after two years, 75% after three years and 100% after four years from the date of this Agreement.

3.2                               Manner of Exercise.  The SARs may be exercised by delivery to Cascade of a written notice, signed by Participant, specifying the number of SARs that Participant then desires to exercise.  SARs may be exercised only during the 30-day period following the third business day after public dissemination of Cascade’s financial results for any fiscal quarter or for its fiscal year.

3.3                               Stock Certificates.  Promptly after Participant exercises SARs in accordance with Section 3.2 above, Cascade shall deliver to Participant a certificate or certificates for the number of shares of Common Stock to which Participant is entitled as a result of such exercise, registered in Participant’s name.

SECTION 4.                                                    DURATION OF SARs

Each SAR, to the extent not previously exercised, shall terminate on the earliest of the following dates:

(a)                                  The tenth anniversary of the Grant Date.

(b)                                 The 90th day following the date of termination of Participant’s Cascade employment or, if longer, the 30th day after public dissemination of Cascade’s financial results for the first fiscal period ending after the termination of Participant’s employment; however, if such termination is by reason of the Participant’s (i) termination of employment after age 62 under circumstances that the Committee in its sole discretion deems equivalent to retirement (including retirement due to physical or mental disability that the Committee determines is of such a nature as to prevent further performance of job duties) or (ii) death, the SAR shall terminate on the first anniversary of such termination.  Notwithstanding the foregoing, if Participant’s employment is terminated for (i) willful failure to perform reasonable directives of the Cascade’s management; (ii) use of alcohol or illegal drugs which interferes with Participant’s performance of duties in the judgment of Cascade’s management; (iii) dishonesty affecting Cascade or any related entity or conviction of a felony or any crime involving fraud or misrepresentation; (iv) gross negligence or willful misconduct resulting in substantial loss to Cascade, damage to Cascade’s reputation, or theft, embezzlement or similar loss to Cascade; or (v) other conduct that the Committee in its sole discretion determines sufficiently harmful to the interests of Cascade to constitute cause for termination shall forfeit all outstanding SARs granted pursuant to this Agreement immediately upon such termination.

SECTION 5.                                                    NONTRANSFERABILITY

During Participant’s lifetime, SARs are exercisable only by Participant, Participant’s payee pursuant to a valid order by a domestic relations court with jurisdiction, or by a legally designated guardian or conservator.  With the Committee’s prior consent, Participant may transfer SARs to a trust for Participant’s benefit established for estate planning purposes.  In the event of Participant’s death, SARs exercisable as of the date of Participant’s death may be exercised by such beneficiary as Participant may have designated in writing in a manner determined by the Committee.  In the absence of such a designation, Participant’s estate shall have the right to exercise such SARs.  No assignment or transfer of SARs, whether voluntary, involuntary, or by operation of law or otherwise, except as permitted by this Agreement or the Plan, shall vest in the assignee or transferee any interest or right.

SECTION 6.                                                    NO RIGHTS AS SHAREHOLDER PRIOR TO EXERCISE

Participant shall not be deemed for any purpose to be a Cascade shareholder with respect to SARs that have been granted to Participant under this Agreement prior to the exercise of such SARs.

SECTION 7.                                                    TAX REIMBURSEMENT

Participant agrees to pay to Cascade an amount sufficient to provide for any withholding or similar tax liability imposed on Cascade in connection with or with respect to any exercise of SARs.  Alternatively, the Committee may in its discretion may reduce the number of shares issued to Participant upon exercise of a SAR so that Fair Market Value of the shares issued to the Participant equals the Fair Market Value of all shares to which the Participant was otherwise entitled as a result of the SAR exercise, less the Committee’s estimate of such withholding or similar tax liability.

SECTION 8.                                                    COMPLIANCE WITH LAWS

No shares shall be issued or delivered under this Agreement unless and until, in the opinion of counsel to Cascade, all applicable requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery have been met.  Certificates representing shares may bear such restrictions on sale or other transfer as counsel to Cascade may determine are required under securities or other applicable laws.

SECTION 9.                                                    MISCELLANEOUS PROVISIONS

9.1                               Disputes.  Any dispute or disagreement that may arise under or as a result of this Agreement, or any question as to the interpretation of this Agreement or the Plan, may be determined by the Committee in its sole discretion, and any such determination shall be final, binding, and conclusive on all affected persons.

9.2                               Notices.  Any notices under this Agreement must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of the parties set forth above or to such other address as a party may certify by notice to the other party.

9.3                               Waiver and Modification.  Provisions of this Agreement may be waived or modified only by an agreement in writing signed by the parties.

9.4                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon, without regard to principles of conflicts of laws.

9.5                               Attorneys’ Fees  In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or that is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, reasonable attorneys’ fees in connection with such suit, action, or arbitration, and in any appeal.  The determination of who is the prevailing party and the amount of reasonable attorneys’ fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorneys’ fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court that hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorneys’ fees incurred in such confirmation proceedings).

CASCADE CORPORATION	PARTICIPANT:

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Signature